EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Todays Alternative Energy Corporation

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 14, 2011, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, relating to the consolidated financial statements which appear in the Annual Report on Form 10-K of Today’s Alternative Energy Corporation for the years ended October 31, 2010 and  2009  and to all references to our Firm included in this Registration Statement.

/s/ RBSM LLP

New York, NY
March 17, 2011